Exhibit 99.3

CONSENT OF KEYBANC CAPITAL MARKETS INC.

We hereby consent to (i) the inclusion of our opinion letter dated August 14, 2018 to the Board of Directors of KMG Chemicals, Inc. as Annex C to Registration Statement No. 333-[          ] of Cabot Microelectronics Corporation on Form S-4 and (ii) the references to such opinion and to our name in the prospectus included in such registration statement, under the subheadings “Risks Relating to the Merger,” “KMG’s Reasons for the Merger; Recommendation of the KMG Board of Directors,” and “Opinion of KMG’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement No. 333-[          ] within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ KeyBanc Capital Markets Inc.

KEYBANC CAPITAL MARKETS INC.

September 12, 2018